Exhibit 99.1

PRESS RELEASE

CONTACT		RELEASE

Karen M. L. Whelan		Immediately
Phone:	(804) 359-9311
Fax:	(804) 254-3594
Email:	investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends and Sets

Annual Meeting Date

Richmond, VA • May 21, 2009 / PRNEWSWIRE

George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors declared a quarterly dividend of forty-six cents ($0.46) per share on the common shares of the Company, payable August 10, 2009, to common shareholders of record at the close of business on July 13, 2009.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock (“Series B Preferred Stock”), payable June 15, 2009, to shareholders of record as of 5:00 p.m. Eastern Time on June 1, 2009.

The Board of Directors set the date of the Annual Meeting of Shareholders as Tuesday, August 4, 2009, to be held at 2:00 p.m. at the Company’s headquarters building. The Board of Directors set the record date for the Annual Meeting of Shareholders as June 16, 2009.

Headquartered in Richmond, Virginia, Universal Corporation is the world's leading tobacco merchant and processor and conducts business in more than 30 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2008, were $2.1 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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